Exhibit 10.58

PARTICIPATION AGREEMENT
(Central Gulf of Mexico Lease Sale 216/222)

This Participation Agreement (“Agreement”) is entered into effective as of August 27, 2012, by and between Republic Exploration LLC (“REX”), a Delaware limited liability company, whose address is 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098, and Contango Operators, Inc. (“COI”), a Delaware corporation, whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. REX and COI are hereinafter each individually referred to as “Party” and collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, REX is engaged in the business of the acquisition, exploration and exploitation of oil and gas reserves situated on the outer continental shelf of the Gulf of Mexico (“OCS”) and onshore and in the coastal waters of the States of Louisiana and Texas;

WHEREAS, COI is the apparent high bidder (“AHB”) on five lease blocks at the Central Gulf of Mexico Lease Sale 216/222 as follows:

•	East Cameron Area Block 124, Lease Number OCS-G 34226

•	Eugene Island Area Block 31, Lease Number OCS-G 34288

•	Eugene Island Area Block 260, Lease Number OCS-G 34305

•	Ship Shoal Area Block 83, Lease Number OCS-G 34315

•	South Timbalier Area Block 110, Lease Number OCS-G 34334;

WHEREAS, each AHB is subject to Outer Continental Shelf Bid Adequacy Review by the Bureau of Ocean Energy Management (“BOEM”) prior to the date a Lease is awarded for each lease block to COI (the “Lease” or “Leases”);

WHEREAS, REX has identified drilling sites for each of the proposed Leases;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, benefits and promises hereinafter set forth, and upon all of the terms and conditions set forth in this Agreement, the Parties do hereby and by these presents agree to the following:

ARTICLE I
DEFINITIONS

The following terms, when used in this Agreement, or any Exhibit hereto, shall have the following meanings, to-wit:

1.1    Acquisition Costs shall mean all direct costs and expenses of acquiring and/or maintaining the Leases, including, without limitation, broker costs and expenses, bonus and rental payments, leasing and recording fees and title examination expenses.

1.2    Base Royalty shall mean the lessor’s royalty reserved in the Leases.

1.3    Casing Point shall mean such time as the Test Well has been drilled to the Objective Depth, logged, evaluated and sufficient tests have been run in order that a determination may be made to either set production casing or to plug and abandon the Test Well as a dry hole.

1.4    Effective Date shall mean August 27, 2012.

1.5    JEX Employee ORRI shall mean an overriding royalty interest equal to 3.33333% of 8/8 affecting production attributable to the Leases that has been assigned or will be assigned by COI to certain employees of Juneau Exploration, L.P. (“JEX”), as designated by JEX.

1.6    BOEM shall mean the United States Department of the Interior, Bureau of Ocean Energy Management.

1.7    Objective Depth shall mean the depth at which the Test Well must be drilled as provided in Section 3.1 of this Agreement.

1.8    Operating Agreement or JOA shall mean the Joint Operating Agreement for each Lease to be attached hereto as Exhibit A after a Lease has been awarded by BOEM, that shall govern operations conducted on a Lease, except as otherwise expressly provided for herein.

1.9    Operator shall mean the party recognized by the BOEM as the designated operator of a Lease pursuant to any executed and filed BOEM Form 1123 (or any replacement form as required by the BOEM).

1.10    Post-Casing Point shall mean such time as the Test Well for a Prospect has been drilled to the Objective Depth, logged, evaluated and tested and either (a) plugged and abandoned as a dry hole (including removal of equipment and restoration of the leased premises) or (b) completed for initial production of hydrocarbons, including setting production casing, perforating the casing, stimulating the well and conducting production tests, installing, as applicable, caissons, well protectors, platforms, flowlines, pipelines, production facilities and all other equipment and facilities necessary to obtain production of hydrocarbons from the Test Well (or any substitute therefore) and actual production of hydrocarbons has commenced.

1.11    Post-Casing Point Payout shall be defined as that point in time when COI has recovered from the proceeds from the sale of oil and gas from the Test Well, after deducting applicable taxes and the lessor’s royalty, 100% of the actual costs incurred by COI in completing, equipping, producing and operating the Test Well including the costs to complete for initial production of hydrocarbons, including setting production casing, perforating the casing, stimulating the well and conducting production tests, installing, as applicable, caissons, well protectors, platforms, flowlines, pipelines, production facilities and all other equipment and facilities necessary to obtain production of hydrocarbons from the Test Well. Post Casing Point Payout shall not include the costs to drill, test and evaluate the Test Well.

1.12    Prospect shall mean an area and depth within which there is expected to occur a commercial accumulation of oil and/or gas in a specific structural or stratigraphic trap.

1.13    Sunk Costs shall mean all Acquisition Costs and all geological and geophysical costs directly associated with a Prospect underlying a Lease, together with all data, data acquisition and processing costs directly related to such Prospect.

1.14    Term shall mean a forty-eight (48) month period commencing on the effective date of a Lease, together with such additional extensions to said forty-eight (48) month period as the Parties may expressly agree to in writing. In the event BOEM rejects the AHB on any of the five lease blocks subject to this Agreement pursuant to the bid adequacy review discussed hereinabove, this Agreement shall terminate as to that lease block only. If the Test Well for a Lease is timely commenced and drilled pursuant to the provisions of Section 4.1, the Term of this Agreement for such Lease shall be extended and shall remain in effect so long as the Operating Agreement pertaining to the Lease is in force and effect.

1.15    Test Well shall mean the first well (including any substitute therefore) drilled on a Lease pursuant to and during the Term of this Agreement.

ARTICLE II
REPRESENTATIONS AND COVENANTS

2.1    COI Representation. COI represents that it is the AHB for the lease blocks.

2.2    ORRI Covenant. COI agrees to assign the JEX Employee ORRI upon request by JEX to employees of JEX, as designated by JEX.

ARTICLE III
NOTIFICATION OF PROSPECT

3.1    REX Prospect. REX has identified a Prospect underlying the Leases suitable for the drilling of a test well (“Test Well”) and will provide COI with the following:

•	a map or plat depicting the outline of the lands included in the Prospect; and

•	the minimum depth interval to be drilled and tested with respect to the Test Well for the Prospect (“Objective Depth”).

ARTICLE IV
TEST WELL

4.1    Drilling of Test Well. On or before the expiration of the Term of this Agreement subject, however, to rig availability and obtaining requisite governmental permits, COI shall commence, or cause to be commenced, the drilling of the Test Well, at a location on the Leases mutually acceptable to the Parties, and shall prosecute same in a diligent and workmanlike manner to the Objective Depth. In the event the Test Well does not reach the Objective Depth due to encountering impenetrable substances or mechanical conditions beyond COI’s reasonable control, the Parties shall have the option, but not the obligation, to commence the drilling of a substitute well at a mutually acceptable location on the Leases. Any such substitute well drilled hereunder shall, upon its commencement, thereafter be deemed the Test Well. In the event COI does not drill a Test Well during the Term of this Agreement on a Lease, COI shall assign 100% of the record title interest to such Lease and all of the operating rights interest to such Lease to REX within 30 days of expiration of the Term. REX shall then be under no further obligations to COI with regard to such Lease and shall therefore be free to drill or cause to be drilled REX’s Prospect(s) on such Lease.

4.2    REX Interest. With respect to the drilling of the Test Well, REX shall be entitled to an undivided 10% of 100%, being 10%, working interest (including record title and operating rights) free and clear of all costs and expenses associated with the Test Well until Post-Casing Point (such undivided 10% interest until Post-Casing Point is referred to hereafter as the “Carried Interest”). COI, as Operator, will bear all costs and expenses attributable to such Carried Interest prior to Post-Casing Point, together with all costs and expenses pertaining to the Test Well attributable to the remaining undivided 90% working interest, subject, however, to the provisions of Section 4.3 below.

4.3    Notification. COI, as Operator, shall notify REX once Post Casing Point Payout has been reached with respect to the Test Well and within fifteen business days of receipt of COI’s Post Casing Point Payout notification, REX may elect to either (a) increase its interest in such Lease, and the Test Well, by an additional undivided 12.5% of 100%, being 12.5%, working interest (in addition to its Carried Interest) free and clear of all costs and expenses attributable to the Test Well prior to Post Casing Point Payout, or (b) retain its undivided 10% of 100% Carried Interest.

4.4    Test Well Abandoned. In the event the Test Well is drilled and plugged and abandoned as a dry hole, REX will not have had the opportunity to make an election pursuant to Section 4.3 above to increase its interest in the Leases by an additional 12.5% working interest. Therefore, REX shall have the opportunity to participate with 22.5% working interest on a ground floor basis, pursuant to elections made under the Operating Agreement provided in Article V below, in any future proposals subsequent to the abandonment operations of the Test Well, including but not limited to any additional drilling proposals. In the event the Test Well is successfully drilled and completed, REX’s working interest in the Leases and the Test Well will be determined pursuant to its election in Section 4.3 above whereby REX would own either 10% working interest or 22.5% working interest.

4.5    Subsequent Test Well. In the event a well is proposed subsequent to the initial Test Well but prior to Post Casing Point Payout, REX shall have the option to participate in said well with 22.5% working interest pursuant to the terms and conditions of the Operating Agreement provided in Article V.

ARTICLE V
OPERATING AGREEMENT; INSURANCE

5.1    Operator. COI shall serve as Operator of the Leases and, except as otherwise provided in this Agreement, all operations hereunder shall be conducted in accordance with the terms and provisions of the Operating Agreement. In the event of a conflict or inconsistency between the terms and conditions contained in this Agreement and those set forth in the Operating Agreement, this Agreement shall control and prevail.

5.2    Operating Agreement. Each Party hereto agrees to execute the Operating Agreement, and all documents provided for therein requiring execution by the Parties promptly following the award of a Lease by BOEM.

5.3    Insurance. Operator shall provide and maintain the insurance set forth in Exhibit “B” (insurance provisions) to the Operating Agreement and shall charge each Party its proportionate share of the costs of the coverage. No other insurance shall be carried for the benefit of the Parties under the Operating Agreement, except as provided in Exhibit “B” thereto. Any deductibles or deficiencies in the insurance provisions of Operator or of Operator’s contractors and subcontractors shall be the sole responsibility of each Party.

ARTICLE VI
GENERAL PROVISIONS

6.1    Amendments. This Agreement shall not be modified or amended except by the mutual agreement of the Parties in writing. No action or failure to act on the part of any Party shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

6.2    No Waiver. Either Party’s failure to enforce any of the provisions set forth in this Agreement shall effect a waiver of any violation thereof nor preclude enforcement of that or any other provisions hereof at that or any other time.

6.3    Audit Rights. Upon written notice to a Party, either Party (“Requesting Party”) may examine the accounts or records of the other Party from time to time during normal business hours required to verify a Party’s compliance with the financial obligations assumed by that Party in this Agreement. Such examination shall be made directly by the Requesting Party at its expense or through an independent accounting firm of the Requesting Party’s choice retained at the Requesting Party’s expense.

6.4    Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, all of the remaining terms and provisions of this Agreement shall nevertheless remain in full force and effect.

6.5    Further Assurances. Each Party agrees to execute and deliver all such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate and perform all of the terms and provisions of this Agreement.

6.6    Surviving Obligation. THE TERMINATION OF THIS AGREEMENT SHALL NOT RELIEVE ANY PARTY HERETO FROM ANY EXPENSE, LIABILITY OR OTHER OBLIGATION OR ANY REMEDY THEREFORE WHICH HAS ACCRUED OR ATTACHED PRIOR TO THE DATE OF SUCH TERMINATION.

6.7    Relationship of Parties. The relationship of the Parties set forth in this Agreement shall be treated as a partnership for United States federal income tax purposes and be subject to all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the Internal Revenue Code, and if applicable, the tax laws of the State of Texas. The terms and provisions of the Tax Partnership Agreement attached as Exhibit “H” to the JOA shall apply to the relationship of the Parties under this Agreement. Except with respect to the Tax Partnership Agreement and the federal and state tax laws, it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership of any kind, joint venture or association, trust or other character of business entity recognizable in law for any purpose. Except with respect to the Tax Partnership Agreement and the federal and state laws, this Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant, or employee of any other Party for any purpose whatsoever, except as explicitly set forth in this Agreement. In either relation with each other under this Agreement, the Parties shall not be considered fiduciaries, except as may be expressly provided in this Agreement.

6.8    Counterpart Execution. This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the effect as if all Parties had signed the same instrument. No Parties shall be bound by this Agreement unless and until all Parties have executed and delivered a counterpart or the original hereof.

6.9    Notices. All notices authorized or required from or to a Party pursuant to this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, overnight express delivery, courier service, email, or facsimile (with receipt confirmed), postage or charges prepaid, and addressed to such Party at the address set forth above.

6.10    Governing Law. This Agreement shall be governed b and construed and enforced in accordance with the laws of the State of Texas (without regard to principles of conflicts of law).

[Signature Page Follows]

IN WITNESS WHEREOF, this instrument is executed by each of the Parties as of the date first above written.

REPUBLIC EXPLORATION, LLC

/s/ JOHN W. BURKE
Name: John W. Burke                                         Title: Executive Vice President

CONTANGO OPERATORS, INC.

/s/ SERGIO CASTRO
Name: Sergio Castro
Title:     Vice President

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